Exhibit 3.1
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
ARTIVION, INC.

(Originally incorporated January 1, 2022 under the name CryoLife, Inc.)

Artivion, Inc., a corporation organized and existing under the laws of the State of Delaware, DOES HEREBY CERTIFY AS FOLLOWS:

1.The name of the corporation is “Artivion, Inc.” The original certificate of incorporation was filed with the Secretary of State of the State of Delaware, effective as of January 1, 2022, and the amendment to the certificate of incorporation was filed with the Secretary of State of the State of Delaware, effective as of January 18, 2022 (collectively, the “Prior Certificate of Incorporation”).

2.This Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) was duly adopted by the Board of Directors and the stockholders of the corporation in accordance with Sections 228, 242, and 245 of the General Corporation Law of the State of Delaware (“DGCL”).

3.This Certificate of Incorporation restates, integrates, and further amends the provisions of the Prior Certificate of Incorporation of the corporation.

4.The text of the Prior Certificate of Incorporation is hereby restated and amended to read in its entirety as follows:

ARTICLE I
NAME

The name of the corporation is Artivion, Inc.

ARTICLE II
EXISTENCE OF CORPORATION

The corporation shall have perpetual existence.

ARTICLE III
PURPOSE

The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE IV
GENERAL POWERS

The corporation shall have any and all powers necessary to carry out its business and affairs under the laws of the State of Delaware.

ARTICLE V
CAPITAL STOCK

(a)The total number of shares of capital stock authorized to be issued by the corporation is Eighty Million (80,000,000), and shall be divided into two classes as follows: (i) Seventy Five Million (75,000,000) shares of common stock, each with a par value of One Cent ($0.01) (“Common Stock”), and (ii) Five Million (5,000,000) shares of preferred stock, each with a par value of One Cent ($0.01) (“Preferred Stock”).

(b)Common Stock. The powers (including voting powers), if any, preferences and relative, participating, optional, special, and other rights, if any, and the qualifications, limitations, and restrictions, if any, of the Common Stock are as follows:

(i) Dividends. Subject to applicable law and the rights, if any, of the holders of any series of Preferred Stock then outstanding, dividends may be declared and paid on the Common Stock at such times and in such amounts as the Board of Directors of the corporation (the “Board”) in its discretion shall determine.

(ii) Voting Rights. Except as otherwise provided by or pursuant to the provisions of this certificate of incorporation (including any certificate filed with the Secretary of State of the State of Delaware establishing a series of Preferred Stock) (as the same may be amended or amended and restated, this “Certificate of Incorporation”) or by applicable law, each holder of Common Stock, as such, shall be entitled to one (1) vote for each share of Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote.

(iii) Liquidation Rights. Subject to applicable law and the rights, if any, of the holders of any series of Preferred Stock then outstanding, in the event of any liquidation, dissolution, or winding up of the corporation, the holders of the Common Stock shall be entitled to receive the assets of the corporation available for distribution to its stockholders ratably in proportion to the number of shares of Common Stock held by them. A merger or consolidation of the corporation with or into any other corporation or other entity, or a sale or conveyance of all or any part of the assets of the corporation (which shall not in fact result in the liquidation, dissolution or winding up of the corporation and the distribution of assets to its stockholders) shall not be deemed to be a liquidation, dissolution, or winding up of the corporation within the meaning of this Section (b)(iii) of Article V.

(c)Preferred Stock. The Board is hereby expressly authorized, by resolution or resolutions thereof, to provide from time to time out of the unissued shares of Preferred Stock for one or more series of Preferred Stock, and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the powers (including voting powers), if any, of the shares of such series and the preferences and relative, participating, optional, special, or other rights, if any, and the qualifications, limitations, or restrictions, if any, of the shares of such series. The designations, powers (including voting powers), preferences, and relative, participating, optional, special, and other rights, if any, of each series of Preferred Stock and the qualifications, limitations, or restrictions, if any, thereof, may differ from those of any and all other series of Preferred Stock at any time outstanding. Except as may otherwise be provided by this Certificate of Incorporation or applicable law, no holder of any series of Preferred Stock then outstanding, as such, shall be entitled to any voting powers in respect thereof. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of all of the then outstanding shares of capital stock of the corporation entitled to vote irrespective of Section 242(b)(2) of the DGCL, without the separate vote of the holders of the Preferred Stock as a class.

(d)In the election of directors of the corporation, there shall be no cumulative voting of the stock entitled to vote at such election.

ARTICLE VI
AMENDMENT OF CERTIFICATE OF INCORPORATION

The corporation reserves the right to amend, alter, change, or repeal any provisions contained in this Certificate of Incorporation, and other provisions may be added or inserted, in the manner now or hereafter prescribed by law, and all rights, preferences and privileges conferred upon the stockholders, directors, or other persons herein are subject to this reservation.

ARTICLE VII
AMENDMENT OF BYLAWS

In furtherance of, and not in limitation of, the powers conferred by the laws of the State of Delaware, the Board is expressly authorized to adopt, amend, or repeal the Bylaws or adopt new Bylaws without any action on the part of the stockholders; provided that any Bylaw adopted or amended by the Board, and any powers thereby conferred, may be amended, altered, or repealed by the stockholders.

ARTICLE VIII
INDEMNIFICATION

If it is determined in accordance with Section 145(d) of the DGCL that indemnification of a present or former director or officer is proper in the circumstances because such person has met the applicable standard of conduct set forth in subsections (a) and (b) of Section 145 of the DGCL, then the corporation shall indemnify such person in the manner and to the extent contemplated by Section 145 of the DGCL. The indemnification provided by this Article VIII shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such a person.

ARTICLE IX
LIMITATION OF DIRECTOR AND OFFICER LIABILITY

No director or officer of the corporation shall be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, provided that this provision shall not eliminate or limit the liability of (a) a director or officer for any breach of the director’s or officer’s duty of loyalty to the corporation or its stockholders, (b) a director or officer for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) a director under Section 174 of the DGCL, (d) a director or officer for any transaction from which the director or officer derived any improper personal benefits, or (e) an officer in any action by or in the right of the corporation. If the DGCL is subsequently amended to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer of the corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. Any amendment, repeal or modification of this Article IX shall not adversely affect any right or protection of a director or officer of the corporation existing at the time of such repeal or modification.

ARTICLE X
STOCKHOLDERS PROHIBITED FROM TAKING
ACTION WITHOUT A MEETING

The stockholders may not take action by consent without a meeting. Any and all action by a stockholder is required to be taken at the annual stockholders meeting or at a special stockholders meeting. This provision applies to Common Stock and all classes of Preferred Stock.

ARTICLE XI
SPECIAL MEETINGS OF STOCKHOLDERS

Special meetings of the stockholders for any purpose may be called at the request in writing of stockholders owning not less than 50% of all votes entitled to be cast on any issue proposed to be considered at the proposed meeting by delivering one or more written demands for the meeting which are signed, dated, and delivered to the Secretary of the corporation and describing the purposes for which the meeting is to be held.

ARTICLE XII
EXCLUSIVE FORUM

(a)Unless the corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (1) any derivative action or proceeding brought on behalf of the corporation, (2) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or employee of the corporation to the corporation or the corporation’s stockholders, (3) any civil action to interpret, apply, or enforce any provision of the DGCL, (4) any civil action to interpret, apply, enforce, or determine the validity of the provisions of this Certificate of Incorporation or the Bylaws or (5) any action asserting a claim governed by the internal affairs doctrine; provided, however, in the event that the Court of Chancery of the State of Delaware lacks jurisdiction over such action, the sole and exclusive forum for such action shall be another state or federal court located within the State of Delaware, in all cases, subject to such court having personal jurisdiction over the indispensable parties named as defendants. The choice of forum provision set forth in this Section (a) of Article XII does not apply to any actions arising under the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(b)Unless the corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act against the corporation or any director or officer of the corporation.

(c)Failure to enforce the foregoing provisions of this Article XII would cause the corporation irreparable harm and the corporation shall, to the fullest extent permitted by applicable law, be entitled to equitable relief, including injunctive relief and specific performance, to enforce the foregoing provisions. To the fullest extent permitted by law, any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the corporation shall be deemed to have notice of and consented to the provisions of this Article XII and personal jurisdiction and venue in any state or federal court located in the State of Delaware for any action or proceeding set forth in the above clauses 1 to 5 of Section (a) of Article XII and in any applicable federal court for any complaint set forth in Section (b) of Article XII. This Article XII shall not apply to any action asserting claims arising under the Exchange Act.

ARTICLE XIII
REGISTERED OFFICE; REGISTERED AGENT

The address of the corporation’s registered office in the State of Delaware is 850 New Burton Road, Suite 201, City of Dover, County of Kent, State of Delaware 19904. The name of its registered agent at such address is Cogency Global Inc.

ARTICLE XIV
NO WRITTEN BALLOT

Unless and except to the extent that the Bylaws of the corporation shall so require, the election of directors of the corporation need not be by written ballot.

ARTICLE XV
EFFECTIVENESS

This Amended and Restated Certificate of Incorporation shall be effective as of 11:59 p.m. Eastern Time on May 15, 2024.

[Remainder of page intentionally blank]

IN WITNESS WHEREOF, Artivion, Inc. has caused this Certificate of Incorporation to be duly executed and acknowledged in its name and on its behalf by an authorized officer as of May 15, 2024.

ARTIVION, INC.

By:
Name:	Jean F. Holloway
Title:	General Counsel and Secretary